                                                                      EXHIBIT 11

                            Storage Equities, Inc.
         Exhibit 11 - Statement Re: Computation of Earnings Per Share

                                                         For the Year Ended December 31,
                                                       1994           1993           1992
                                                   -----------------------------------------
PRIMARY EARNINGS PER SHARE:
---------------------------
  Net income                                       $42,118,000    $28,035,900    $15,123,000

  Less: Preferred Stock Dividends:
   10% Cumulative Preferred Stock, Series A         (4,562,500)    (4,562,500)      (812,100)
   9.20% Cumulative Preferred Stock, Series B       (5,339,500)    (4,146,900)             -
   Adjustable Rate Preferred Stock, Series C        (1,250,000)             -              -
   9.25% Cumulative Preferred Stock, Series D         (950,000)             -              -
   8.25% Convertible Preferred Stock                (4,743,700)    (2,178,500)             -
                                                   -----------    -----------    -----------
   Net income allocable to common shareholders     $25,272,300    $17,148,000    $14,310,900
                                                   ===========    ===========    ===========
Weighted Average common and common equivalent
  shares outstanding:

  Weighted average common shares outstanding        23,978,407     17,483,225     15,965,323

  Net effect of dilutive stock options -
    based on treasury stock method using
    average market price                                98,648         75,147         15,655
                                                   -----------    -----------    -----------
  Total                                             24,077,055     17,558,372     15,980,978
                                                   -----------    -----------    -----------
Primary earnings per common and
  common equivalent share                          $      1.05    $      0.98    $      0.90
                                                   ===========    ===========    ===========

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

                            Storage Equities, Inc.
        Exhibit 11  -  Statement Re: Computation of Earnings Per Share

                                                         For the Year Ended December 31,
                                                       1994           1993           1992
                                                   -----------------------------------------

FULLY-DILUTED EARNINGS PER COMMON
--------------------------------
AND COMMON EQUIVALENT SHARE
---------------------------
Net income allocable to common shareholders
  per Primary calculation above                    $25,272,300    $17,148,000    $14,310,900

Add: Dividends to 8.25% Convertible
  Preferred Stock                                    4,743,700      2,178,500             --
                                                   -----------    -----------    -----------

Net income allocable to common shareholders
  for purposes of determining Fully-diluted
  Earnings per Common and Common Equivalent Share  $30,016,000    $19,326,500    $14,310,900
                                                   ===========    ===========    ===========
Weighed average common and common equivalent
  shares outstanding                                24,077,055     17,558,372     15,980,978

Pro forma weighted average common shares
  assuming conversion of 8.25% Convertible
  Preferred Stock at date of
  issuance (July 15, 1994)                           3,872,050      1,774,690             --
                                                   ===========    ===========    ===========

Weighed average common and common equivalent
  shares for purposes of computation of
  Fully-diluted Earnings per Common and
  Common Equivalent Shares                          27,949,105     19,333,062     15,980,978
                                                   ===========    ===========    ===========

Fully-diluted Earnings per Common and
  Common Share /(1)/                               $      1.07    $      1.00    $      0.90
                                                   ===========    ===========    ===========

/(1)/ Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

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